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                    September 20, 2022

       Timothy Rogers
       Chief Financial Officer
       ALTEROLA BIOTECH INC.
       47 Hamilton Square
       Birkenhead Merseyside CH415AR
       United Kingdom

                                                        Re: ALTEROLA BIOTECH
INC.
                                                            Form 10-K for the
Year Ended March 31, 2022
                                                            File No. 333-156091

       Dear Mr. Rogers:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Life Sciences